Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-139200 on Form S-8 of Six Flags, Inc. (now known as Six Flags Entertainment Corporation) of our report dated June 25, 2010, with respect to the statements of net assets available for benefits of the Six Flags 401(k) Plan as of December 31, 2009 and 2008, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule of Form 5500, Schedule H, Line 4i - Schedule of Assets (Held at End of Year), which report appears in the December 31, 2009 annual report on Form 11-K of the Six Flags 401(k) Plan.

/s/ Whitley Penn LLP

Fort Worth, Texas

June 25, 2010